News Release

Contact:	For Release:
Brad Cohen	Oct. 6, 2015
Public Relations	5:05 a.m. PDT
Quantum Corp.
(408) 944-4044
brad.cohen@quantum.com

Brinlea Johnson or Allise Furlani
Investor Relations
The Blueshirt Group
(212) 331-8424 or (212) 331-8433
brinlea@blueshirtgroup.com or allise@blueshirtgroup.com

Quantum Repays $81 Million in Convertible Notes Due November 2015

Company Also Reports Preliminary Revenue for Fiscal Second Quarter

SAN JOSE, Calif. — Oct. 6, 2015 — Quantum Corp. (NYSE: QTM) today announced that on Oct. 5, 2015, it repaid approximately $81 million in convertible notes due Nov. 15, 2015, at par, and approximately $1 million in interest. To repay the notes — all of which were held by one holder — the company used approximately $66 million from its revolving $75 million credit facility with Wells Fargo Capital Finance, LLC. In addition, Quantum used approximately $16 million of the more than $60 million it had in total cash on hand to cover approximately $15 million in notes plus interest. The company will repay holders of the remaining $3 million of the convertible notes no later than the Nov. 15 maturity date.

In conjunction with the debt repayment announcement, Quantum reported that it expects total revenue for its fiscal second quarter (ended Sept. 30, 2015) to be in the range of $116 million to $118 million. This is approximately 2-3 percent below the low end of the $120 million to $130 million range the company provided in its July guidance, primarily driven by a quarter-end sales backlog of approximately $8 million to $9 million, which is significantly stronger than the company’s typical quarterly backlog of approximately $1 million. This large backlog reflected strong end-of-quarter demand, particularly in scale-out storage, with an unusually high number of customers placing orders in the last three days of the quarter. Because of the magnitude and timing of the orders received at quarter-end and a shortage of parts available from Quantum’s disk suppliers, the company did not complete production of all the orders received during the quarter but will ship these orders in the fiscal third quarter.

-more-

Quantum Repays $81 Million in Convertible Notes Due November 2015
Oct. 6, 2015, 5:05 a.m. PDT – Page 2

“We’re pleased that we’ve repaid nearly all of our November 2015 convertible notes and that we had strong demand for our solutions in Q2,” said Jon Gacek, president and CEO of Quantum. “Our scale-out storage momentum continued, and we also saw an uptick in data protection revenue from Q1, including tape revenue. While we are disappointed that we were unable to get everything shipped during the quarter, the strong customer demand speaks to the power of our offerings and the value we deliver. Looking ahead, we remain optimistic about our business and continue to target full-year scale-out storage revenue growth of 50 percent. Finally, although these are only preliminary results, we expect to have generated cash from operations and increased total cash for Q2.”

Fiscal Second Quarter Earnings Conference Call and Audio Webcast Notification
Quantum will issue a news release on its fiscal second quarter financial results on Thursday, Oct. 29, 2015, after the close of the market. The company will also hold a conference call and live audio webcast to discuss these results that same day at 2:00 p.m. PDT. Press and industry analysts are invited to attend in listen-only mode.
Dial-in number: 719-457-2689 (U.S. and International); access code: 532638
Replay number: 719-457-0820 (U.S. and International); access code: 532638
Replay expiration: Tuesday, Nov. 3, 2015, at 5:00 p.m. PST
Webcast site: www.quantum.com/investors

About Quantum

Quantum is a leading expert in scale-out storage, archive and data protection, providing solutions for capturing, sharing and preserving digital assets over the entire data lifecycle. From small businesses to major enterprises, more than 100,000 customers have trusted Quantum to address their most demanding data workflow challenges. With Quantum, customers can Be Certain™ they have the end-to-end storage foundation to maximize the value of their data by making it accessible whenever and wherever needed, retaining it indefinitely and reducing total cost and complexity. See how at www.quantum.com/customerstories.

###

-more-

Quantum Repays $81 Million in Convertible Notes Due November 2015
Oct. 6, 2015, 5:05 a.m. PDT – Page 3

Quantum, the Quantum logo and Be Certain are either registered trademarks or trademarks of Quantum Corporation and its affiliates in the United States and/or other countries. All other trademarks are the property of their respective owners.

“Safe Harbor” Statement: This press release contains “forward-looking” statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Specifically, but without limitation, statements that: i) we will repay holders of the remaining $3 million of the convertible notes no later than the Nov. 15 maturity date, ii) relate to preliminary results for the Company’s fiscal second quarter (ended Sept. 30, 2015), including expected total revenue, sales backlog, generation of cash from operations and increasing total cash, iii) we will ship uncompleted orders in the fiscal third quarter, and iv) we remain optimistic about our business and continue to target full-year scale-out storage revenue growth of 50 percent, are forward-looking statements within the meaning of the Safe Harbor. All forward-looking statements in this press release are based on information available to Quantum on the date hereof. These statements involve known and unknown risks, uncertainties and other factors that may cause Quantum’s actual results to differ materially from those implied by the forward-looking statements. More detailed information about these risk factors are set forth in Quantum’s periodic filings with the Securities and Exchange Commission, including, but not limited to, those risks and uncertainties listed in the section entitled “Risk Factors,” in Quantum’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 13, 2015 and in Quantum’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on June 12, 2015. Quantum expressly disclaims any obligation to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

-end-